Exhibit 10.1

American Doctors Online, Inc.

200 Mill Road, Suite 350

Fairhaven, MA 02719

508 999 1100

May 7, 2011

Brian G. Lane

22 Beaver Dam Road

Killingworth, CT, 06419

Dear Mr. Lane:

ADOL, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.                  Position. Your title will be the Chief Executive Officer for ADOL. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.                  Base Salary. Beginning as of June 20, 2011, the Company will pay you a starting salary at the rate of $152,500.00 per year, payable on an every other week basis. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.                  Employee Benefits. In addition to your salary, and stock options outlined herein, the company shall pay upwards of $28,000.00, annually in insurance benefits. You shall work with the CFO and HR staff at the company to create a package of life, health, vision, dental, or similar coverage.  The Company commits to paying the first $28,000.00, of premiums for said policies. You shall also have the option of opting out and purchasing insurance on your own.  If you opt out, the company shall tender said amount, less any required taxes.  In addition, you will be entitled to three weeks vacation, (accrued in increments per week) and one week continuing education (accrued upon execution of this agreement), in accordance with the Company’s vacation policy, as in effect from time to time. Upon your one year anniversary, vacation shall be increased to from three to four weeks per year.  The company shall provide you with upwards of five (5) sick days a year.  The sick days are not accumulative, and cannot be rolled over. Additionally, the company shall pay up to $2,000.00 a year for Continuing education. The candidate shall use said CE funds at his discretion; however, the Company reserves the right to inspect documents to ensure that the CE funds are used for its intended purpose.  The Company shall pay for your mobile phone and provide a lap top computer, sufficient for the intended functions necessary for the CEO's role, responsibilities, and requirements.

4.                  Business Expenses. The Company shall reimburse you for approved, business- related, travel, entertainment and other expenses incurred or paid by you in connection with the performance of your duties, responsibilities and services under this Agreement.  To assist with your family life, the Company has secured, at its expense accommodations at the nearby Fairhaven, Hampton Inn.  Said reservations include at least a room with a double bed for two nights each week, for 48 weeks out of the first year that this agreement is in place.  The funds are paid to the hotel, and cannot be segregated.    The Company shall compensate you up to $1,250.00/year for gas consumption.  The CFO shall remit payment to you as follows, a check for $625.00, after 3 months of employment and another check for $625.00, after the ninth month of employment.   You shall meet with the Chairman of the Board, at the end of the first year to discuss amending this section of the contract.

5.                    Stock Options. Upon execution of this agreement, and upon your start of employment on or before June 20, 2011, you will be granted an option to purchase 620,000 shares of the Company’s Common Stock. This figure equates to slightly more than the 10% of the shares issued to date on the current corporate ledger. You shall also receive an additional offering upon the finalization of a compensation analysis of the current management team that is currently underway. It is expected that the Management team shall receive options to purchase shares of the Company’s Common Stock. At the conclusion of that process, you shall receive a representative amount of options equal to ten percent of the options issued to the Management Team. The exercise price per share will be equal to the fair market value per share determined by Axiom Valuation Services, and as validated and voted upon by the Board of Directors. The valuation process is underway and it expected to be completed within the next thirty (30) to sixty (60) days. The options will be subject to the terms and conditions applicable to options granted under the Company’s stock plan, as described in the applicable stock option agreement. Your options will vest over a period of four years from the date of grant, with the initial 25% vesting at the end of one year, and an additional 2.0833% of the option will become exercisable per month for each month of employment with the Company, as described in the applicable Stock Option Agreement.

If the Company is subject to a Change in Control before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months after that Change in Control, then your option will be deemed to be fully vested.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following any of the following events, if such event occurs without your consent: (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10%, unless such reduction is made in connection with a commensurate reduction in the compensation of employees of the Company generally, or (iii) receipt of notice that your principal workplace will be relocated more than 100 miles.

In the event of an "Involuntary Termination" event, as described in the Paragraph immediately above, you shall be eligible for Severance Pay. In the event of an "involuntary Termination" event, the company shall tender to you three months base salary, payable in the standard payroll time frames. Additionally, as mandated by Federal law, continue health care insurance, with the company, with the insurance premiums deducted from the aforementioned base salary. The Executive agrees that after the Termination Date, but prior to payment of the severance pay and bonus called for by this paragraph, he shall execute a release, based on the Company's standard form severance agreement, of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates. Executive understands and agrees that the payment of the severance pay and bonus called for by this paragraph are contingent on his execution of the previously described release of claims. In addition, in the event of an "Involuntary Termination," the Company agrees that Stock Options, as described in Paragraph 5, shall vest in accordance to the following schedule:

If the "Involuntary Termination" occurs within on year of the execution of this agreement, you shall be entitled to receive 35% of the total Stock Options as outlined in Paragraph No. 5, above. Said Options shall vest immediately upon the execution by you of the standard release of claims form.

If the "Involuntary Termination" occurs within two years of the execution of this agreement, you shall be entitled to receive 65% of the total Stock Options as outlined in Paragraph No. 5, above. Said Options shall vest immediately upon the execution by you of the standard release of claims form.

If the "Involuntary Termination" occurs any time after 24 months after the execution of this agreement, you shall be entitled to receive 100% of the total Stock Options as outlined in Paragraph No. 5, above. Said Options shall vest immediately upon the execution by you of the standard release of claims form.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes, or could reasonably be expected to cause, material harm to the Company, (b) a material breach of any agreement between you and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct in the course of performing service for the Company or (f) a continued failure to perform reasonably assigned duties after receiving written notification of such failure from the Company’s Board of Directors. Any termination for "Cause" shall not trigger the "Severance" language above.  Stock Options that have not to date been fully vested shall not vest.

This section of the agreement is considered material to the contract and shall survive termination of the contract.

6.                  Bonus /Incentive/Performance Assessment/Goal setting: ADOL currently has negotiated agreements to provide services at twenty skilled nursing facilities in the Commonwealth of Massachusetts. The main thrust of the CEO’s role shall be growing the company. As such, for each new SNF contract entered into and operational, (from the prior CEO/Chairman bi-annual meeting), the CEO shall receive an additional $1,000.00 to his annual salary. This figure will be based on an assessment to be completed between the Chairman of the Board and the CEO every other month. The CEO and the Chairman of the Board shall meet as near as possible to the first week in the applicable month to assess the number of new SNFs, contracted with and operational. Additionally, the Chairman of the Board, acting with the full authority of the Board, and in a capacity that the CEO can reasonably rely upon, will identify specific goals and objectives for the next six months and next 12 months. The salary will then be adjusted accordingly and effective until the next meeting. Any salary adjustment shall occur not sooner than the initial monthly installment from the new contracted SNF(s) has been received from ADOL.  (The salary under this agreement shall increase to a level of no more than $400,000.00 In addition to the salary, if the CEO increases the number of SNFs, under contract and operational, by fifty, (as determined jointly by the Chairman of the Board and the CEO at the above bi-annual meetings) the CEO shall be entitled to an additional 50,000 stock options, at the then known strike price. This process shall also apply to additional increments of fifty SNFs.

In addition to the SNF service line, ADOL’s intellectual property includes telemedicine in numerous services. The company seeks to incentivize you to expand the business, and increase overall profitability for the shareholders. To that end, you shall receive a 3% bonus of all new sales revenues (after received and confirmed by ADOL’s CFO). Assessing whether you qualify for said bonus shall be determined at the every other month meeting outline in Paragraph No. 6, directly above.  This incentive can be adjusted up or down in accordance with the findings of said meeting.

7.                  Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Confidentiality Agreement.  You agree that any information or intellectual property originating out of your employment shall be the property of the Company. You agree to adhere to the terms of said Confidentiality Agreement and shall not use information obtained through your employment to compete with the Company for at least two years after termination of this agreement. This section is considered material and shall survive termination of this contract.

8.                  Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you, the Chairman of the Board, and as approved by the Company’s Board of Directors.

9.              Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.              Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11.              Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

12.              Arbitration/Governing Law: You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on all parties. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Massachusetts.  Interpretation of this agreement, any dispute arising out of same, shall be in accordance with Massachusetts law.

You and the Company will share the costs of arbitration equally. Both the Company and you will be responsible for your own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company). This section shall survive the termination of this agreement and is considered a material term of this agreement.

 13. Miscellaneous:

a.  Cooperation in Litigation

In good faith, the parties agree to assist, to the extent possible by law, in any litigation jointly filed, filed against both parties, or filed against one of the parties. This section shall survive the termination of the agreement.  If the CEO is required to testify on behalf of the company, (as decided exclusively by company counsel) after he is no longer an employee of said company, the company agrees to pay the CEO $100/hour for time spent with company counsel in preparing for testimony and testifying.

b. Compliance with Law:

In addition to the obligations of the parties to comply with applicable federal, state and local laws, both parties acknowledge and agree that they may be subject to certain federal and state laws governing the referral of patients which are in effect, or might now be in effect during the term of this agreement and the parties agree to Unit information and assist in full compliance of the same.

The undersigned also agrees to comply with the terms and conditions expressed in the Corporation’s Compliance Manual, the Code of Conduct, and other related  policies and procedures.

c.  Disclosure of Ownership Interests in Other Businesses and Conflicts of Interests:

The parties intend to comply with all Federal and State laws, rules, guidelines, and regulations. Due to the Federal Law, the candidate shall provide to the company a full and complete lists of and and all other entities that he/she and/or any immediate family member might have an ownership interests (5% or greater) that could possibly be a referral source, or an entity that ADOL, or PDR (the entity contracted with ADOL to provide medical care) might refer a patient to for designated health services, in to permit ADOL the opportunity to ensure that steps are taken to ensure that self-referral laws are adhered to.

The parties agree to inform each other of any conflict of interests that might exist prior to the time that the same shall occur. A business conflict of interests will not serve as a defacto termination of this agreement; rather the parties shall take efforts to ensure that full disclosure occurs and that proper and sound business decisions and practices are adhered to by all parties at all times.

d.   Notice:

Written notice required under this agreement shall be delivered personally, or sent certified mail, return receipt requested to the other party at the following location:

Brian G. Lane

22 Beaver Dam Road

Killingworth, CT, 06419

American Doctors Online, Inc.

200 Mill Road, Suite 350

Fairhaven, MA 02719

Notice takes effect when received by the other party, or the date on which the Certified Mail receipt is dated.

e.  Severability:

The provisions of this contract shall be deemed severable and if any portion shall be deemed valid, illegal, or unenforceable for any reason, the remainder of this Agreement shall be deemed to continue in effect and binding upon the parties.

f.  Counterparts:

This Contract may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same document.

g.  Waiver:

Waiver of any terms and conditions of this Agreement must be in writing, and signed by all parties. A proposed waiver of any term or condition hereof shall not be construed as a waiver unless the parties expressly authorize the same in writing. Implied waivers are not valid in this Contract. A waiver of any term or condition shall not be construed as a waiver of any other term or condition.

h.  Force Majeure:

Neither party shall be liable nor deemed to be in default for any delay or failure in performance under this Contract for any delay or failure in performance deemed resulting directly, or indirectly from: Acts of God, including, but not limited to, acts of civil or military authorities, acts of war, fire, explosions, earthquakes, floods, failure of transportation, machinery, or supplies, vandalism, strikes or other work interruptions, beyond the reasonable control of either party. Both parties shall, however, make good faith efforts to perform under this Agreement, in the event of such a circumstance.

i.  Cooperation:

Each party agrees to promptly perform and further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement or affect its purposes.

j.   Entire Agreement:

With the exception of the documents expressly stated within this agreement, the parties represent that this writing constitutes the entire agreement between the parties, and that it shall supersede any and all other agreements, written or oral, heretofore made by the parties. Both parties agree that they have had the opportunity to have this agreement reviewed by counsel of their choice, and knowingly enter into this agreement. The parties warrant that neither party has made or relied upon any representation from the other in entering into this agreement and that their executing the same is their free deed and act.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and returning it to me. To protect the Company, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please call me.